Exhibit 99.3
N E W S            R E L E A S E

Contact:	Robert P. Myron Chief Financial Officer Argo Group International 441-296-5858
ANDREW CARRIER APPOINTED PRESIDENT OF PELEUS RE
HAMILTON, Bermuda (Aug. 7, 2007) — Argo Group International Holdings, Ltd. (NasdaqGS: AGIID), an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market, announced today that Andrew Carrier will be joining the organization later this year as President of Peleus Reinsurance Ltd. (“Peleus Re”), the new Bermuda-based reinsurance operation licensed in March of this year.
For the past seven years, Mr. Carrier has been the Active Underwriter for the Kiln Group’s Catastrophe Syndicate 557 at Lloyd’s, one of the market’s most profitable and highly regarded syndicates. He is a widely respected member of the international insurance sector and was Chairman of Lloyd’s International Reinsurance Committee. He was a member of the Underwriting Advisory Committee at Lloyd’s.
During his 23-year career at Kiln, Mr. Carrier has overseen the organization’s international reinsurance portfolio, has been a Director of R.J. Kiln & Company Ltd. and from 2001-2007 has been a member of the Kiln Group Executive Management team. He is active on the international speaking circuit, participating on a regular basis at industry events world-wide. Mr. Carrier is a graduate of St. John’s College, Cambridge University and is an Associate of the Chartered Insurance Institute.
Barbara Bufkin will move to the position of Senior Vice President, Corporate Business Development for Argo Group. Ms Bufkin, who is also responsible for group-wide ceded reinsurance, will continue to maximize Argo Group’s relationship with its distribution partners and explore opportunities for joint ventures and strategic partnerships in the ongoing development of Argo Group as an international specialty underwriter.
“We are delighted to welcome Andrew to Argo Group,” said Mark E. Watson III, president and chief executive officer. “Andrew joins us at an exciting time in our development and brings a wealth of international experience and perspective to our management team. His understanding of global markets in general and the London and Bermuda markets in particular will be of significant value as we develop a sustainable and profitable global business platform.
“I am also pleased to have Barbara back on my executive team and want to thank her for all that she has done to establish a solid foundation at Peleus Re upon which to develop our reinsurance operations,” said Watson.
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Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858

ARGO GROUP INTERNATION HOLDINGS, LTD.
Andrew Carrier Appointed President of Peleus Re

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGIID) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com. Argo Group is the combined international holding company resulting from the merger of Argonaut Group, Inc. and PXRE Group Ltd. on August 7, 2007.
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Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858